UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 21, 2014

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	000-23017	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Penn Center 1628 JFK Blvd., Suite 300 Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (215) 717-4100

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Officers

By letter dated November 21, 2014, Charles T. Bernhardt informed Echo Therapeutics, Inc. (“Echo”) of his decision to resign as Interim Chief Financial Officer and from performing the functions of Principal Executive Officer for Echo effective December 15, 2014.  Mr. Bernhardt stated that his resignation was due to his desire to pursue other professional opportunities.  Mr. Bernhardt has served in the capacity of Interim Chief Financial Officer since July 16, 2014.

On September 12, 2014, Kimberly A. Burke informed Echo of her decision to resign as Senior Vice President, General Counsel and Chief Compliance Officer of Echo to pursue other opportunities.  At that time, Ms. Burke agreed to transition matters appropriately and to determine the effective date of her resignation date once an effective transition had occurred.

By letter dated November 21, 2014, Ms. Burke informed Echo that she had substantially completed the transition of her duties as Echo's Senior Vice President, General Counsel and Chief Compliance Officer and that her resignation would be effective December 5, 2014.  Ms. Burke has served as Echo’s General Counsel and Senior Vice President since January 2011, as Chief Compliance Officer since April 2012, and she has served as Echo’s Secretary since 2010.  Ms. Burke joined the Company as Vice President, Corporate Counsel in 2008.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: November 26, 2014	By: /s/ Charles T. Bernhardt
Charles T. Bernhardt
Interim Chief Financial Officer